UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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ELI LILLY AND COMPANY
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Explanatory Note: Lilly publishes an annual Integrated Summary Report, which is distributed at the same time as our proxy statement. This year, that report includes the following question and answer related to the election of directors and information on two management proposals. You can find the full integrated summary report here: http://www.lilly.com/2017-integrated-summary-report (note that the Integrated Summary Report is expressly not incorporated into this filing by reference).

Q: Last year a proxy advisor recommended a vote against Michael Eskew, the company’s audit committee chair. What is the board doing in response to those concerns?
A: Proxy advisor Institutional Shareholder Services (ISS) has taken the position that shareholders should be able to amend the bylaws of every publicly traded company. Under Indiana state law, the power to amend the bylaws is reserved to the board by default, although this position can be changed, in Lilly’s case, by action of the board and an affirmative vote of the shareholders to amend the articles of incorporation.

As a board, we have periodically considered whether we should propose such a step. We have weighed the importance of addressing the concern that our shareholders do not have a power granted to shareholders of Delaware corporations, with the risks inherent in a broad shareholder power to make binding changes to the company’s governance documents. We believe our long-standing approach to bylaw amendments prevents abuse of our bylaws by a single shareholder or a special-interest shareholder group that has no duties to other shareholders. We believe the board of directors, which answers to all shareholders, is better positioned to ensure that any bylaw amendments are designed to protect and maximize long-term value for all of our shareholders. And we believe that shareholders have sufficient opportunities to voice important concerns - including bringing shareholder proposals and approaching the company directly. This position does not mean we are uninterested in the concerns of shareholders. The company regularly engages with shareholders to make sure that we understand their concerns and make changes where appropriate.

SHAREHOLDER ENGAGEMENT
In response to input from shareholders, we are putting two governance proposals forward for a vote of shareholders at this year’s annual meeting: one to eliminate our classified board structure and a second to eliminate super-majority voting requirements. The board believes it is important to maintain appropriate defenses to inadequate takeover bids, but also important to retain shareholder confidence by demonstrating we are accountable and responsive to shareholders.